As filed with the Securities and Exchange Commission on May 17, 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEARTLAND FINANCIAL USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1405748
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

1398 Central Avenue, Dubuque, IA	52001
(Address of Principal Executive Offices)	(Zip Code)

Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan
(Full title of the plan)

Lynn B. Fuller
President, Chief Executive Officer and Chairman
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(Name and address of agent for service)

 (563) 589-2100
(Telephone number, including area code, of agent for service)

Copy to:

Donald L. Norman, Jr.
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL 60606
(312) 984-3100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $1.00 par value per share, issuable under the Heartland Financial USA, INc. 2012 Long-Term Incentive Plan	500,000	$18.51	$9,255,000	$1,060.62

(1)  This Registration Statement on Form S-8 (“Registration Statement”) covers, in addition to the common stock, $1.00 par value per share (“Common Stock”) of Heartland Financial USA, Inc. (the “Registrant”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement.

(2)  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares or other securities that became issuable pursuant to the Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan (the “Plan”) described herein as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(3)  Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices for a share of the Common Stock on May 15, 2012, as reported on The NASDAQ Global Select Stock Market, which is a specified date within five business days prior to the original date of filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 to be contained in a Section 10(a) prospectus is omitted from Part I of this Registration Statement and will be included in documents sent or given to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents of the Registrant previously filed with the Commission are incorporated herein by reference:

(a)
The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 15, 2012 (Commission File No. 001-15393) (including the portions of its Definitive Proxy Statement on Schedule 14A, filed on April 4, 2012 (Commission File No. 001-15393), that are incorporated therein);

(b)	The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed on May 10, 2012 (Commission File No. 001-15393);

(c)
The Registrant's Current Reports on Form 8-K, filed on January 19, 2012 (except for the information furnished under Item 7.01 thereof), January 30, 2012 (except for the information furnished under Item 2.02 thereof), February 3, 2012, April 18, 2012 (except for the information furnished under Item 7.01 thereof), April 23, 2012 (except for the information furnished under Item 2.02 thereof), and May 4, 2012 (Commission File No. 001-15393);

(d)
The description of the Common Stock contained in the Registrant's Form S-3, filed on May 15, 2009 (Commission File No. 333-159260), including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

We will provide, without charge, to each person to whom a prospectus or prospectus supplement relating to this Registration Statement is delivered a copy of these filings upon receipt of written or oral request to Heartland Financial USA, Inc., 1398 Central Avenue, Dubuque, Iowa 52001 Attention: Corporate Secretary, telephone number (563) 589-2100.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain limitations. In addition, our certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary under the DGCL and we may advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Registrant has also obtained directors' and officers' liability insurance to cover these individuals.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Exhibit Index.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that provisions (i) and (ii) of this undertaking are inapplicable if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Committee by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on the 17th day of May 2012.

HEARTLAND FINANCIAL USA, INC.
By:	/s/ Lynn B. Fuller
Lynn B. Fuller President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of Heartland Financial USA, Inc. do hereby constitute and appoint each of Lynn B. Fuller and John K. Schmidt, acting alone, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as director or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the16th day of May 2012.

Signature	Title
/s/ Lynn B. Fuller	President, Chief Executive Officer, Chairman and Director (principal executive officer)
Lynn B. Fuller
/s/ John K. Schmidt	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director (principal financial and accounting officer)
John K. Schmidt
/s/ James F. Conlan	Director
James F. Conlan
/s/ John W. Cox, Jr.	Director
John W. Cox, Jr.
/s/ Mark C. Falb	Director
Mark C. Falb
/s/ Thomas L. Flynn	Director
Thomas L. Flynn
/s/ James R. Hill	Director
James R. Hill

EXHIBIT INDEX

Exhibit Number		Description
4.1
Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on November 10, 2008), together with the Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on August 10, 2009).

4.2		Bylaws of Heartland Financial USA, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed on March 15, 2004).
4.3
Form of Specimen Stock Certificate for Heartland Financial USA, Inc. common stock (incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-4 (File No. 33-76228) filed on May 4, 1994).

4.4	*	Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan.
4.5	*	Form of Restricted Stock Unit Award Agreement.
5.1	*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding legality of shares of Heartland Financial USA, Inc. common stock.
23.1	*	Consent of KPMG LLP.
23.2	*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (included in the signature page hereto).

	*	Filed herewith.